Exhibit 10.6
AMENDMENT NO. 6 TO THE
CHS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
CHS Inc. (formerly known as Cenex Harvest States Cooperatives), pursuant to the power of amendment reserved to it in Section 8.1 of the CHS Inc. Supplemental Executive Retirement Plan (“Plan”), hereby amends the Plan in the manner set forth below effective as of January 1, 2008.
1.	Section 4.6 of the Plan is amended to read in full as follows:

Section 4.6. Time and Form of Participant’s Benefit.
     (a) Payment of Benefit. The Actuarial Value of the benefit payable under this Article IV will be paid in a single lump sum upon a Participant’s benefit distribution date. For this purpose, the term “benefit distribution date” shall mean the date that is six (6) months after the Participant’s separation from service (as that term is defined under Section 409A of the Code). Payment shall be deemed paid as of the benefit distribution date if it is made no later than the last day of the calendar year in which occurs the benefit distribution date, or if later, the 15th day of the third calendar month following the benefit distribution date.
     (b) Grandfathered Participants. With respect to any “grandfathered” participant whose benefit is computed under a traditional defined benefit formula pursuant to Section 4.4(c) (and not as an account balance benefit under Section 4.2), the Actuarial Value shall be determined as of the separation date, and then such single sum shall be credited with interest for the period beginning on the separation date and ending on the payment date (based on the applicable interest rate under Section 417(e) of the Code, using the first segment rate applicable for the look-back month and stability period used under the Pension Plan).

     (c) 409A Compliance; 409A Grandfathered Participants. Between January 1, 2005 and July 1, 2006 (the effective date of the amendment bringing the Plan into compliance with Section 409A of the Code), the Plan was operated and administered in compliance with transition rules promulgated by the Treasury under Notice 2005-1 and proposed regulations. Effective July I, 2006, the Plan was amended to comply with Section 409A of the Code with respect to both the portion of the participant’s benefit that is “grandfathered” from application of Section 409A of the Code (i.e. the portion that was earned and vested as of December 31, 2004) and the portion that is subject to Section 409A of the Code. Notwithstanding the foregoing, with respect to any participant whose entire benefit payable under this Plan is grandfathered from application of Section 409A of the Code (i.e., the entire benefit was both earned and vested as of December 31, 2004), such participant’s entire benefit shall continue to be payable in accordance with the terms of the Plan as existed prior to January 1, 2005.
     IN WITNESS WHEREOF, CHS Inc. has caused its name to be hereunto subscribed on this 21st day of December 2007.

CHS INC.
By	/s/ John D Johnson
	Its	President and CEO

STATE OF MINNESOTA	)
	)	SS.
COUNTY OF DAKOTA	)
     On this 21st day of December, 2007, before me personally appeared John D. Johnson to me personally known, who, being by me first duly sworn, did depose and say that he is the President and CEO of CHS Inc., the corporation named in the foregoing instrument, and that said instrument was signed on behalf of said corporation by authority of its Board of Directors, and he acknowledged said instrument to be the free act and deed of said corporation.

/s/ NANCI L. LILJA
Notary